Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Amendment No. 1 to the Registration Statement (Form S-3 No. 333-198511) and related Prospectus of KYTHERA Biopharmaceuticals, Inc. for the registration of Common Stock; Preferred Stock; Debt Securities; Warrants; Purchase Contracts; and Units, and to the incorporation by reference therein of our report dated March 17, 2014, with respect to the financial statements of KYTHERA Biopharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Los Angeles, California
November 6, 2014